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                                                                    Exhibit 3.1b

                             ALLEGHENY ENERGY, INC.

     I, ROBERT T. VOGLER, Acting Secretary of Allegheny Energy, Inc., a Maryland corporation, do hereby certify that the following is a true and correct copy of a resolution duly adopted by the Board of Directors of said Company at a meeting thereof duly convened and held on the 4th day of September 2003, at which meeting a quorum: was present and acting throughout, and that said resolution has not been amended, modified or repealed as of the date hereof and is in full force and effect:

          RESOLVED, that The Corporation Trust Incorporated, a corporation organized in the State of Maryland and whose post office address is 300 East Lombard Street, Baltimore, Maryland, 21202, is hereby appointed a resident agent of this Company in the State of Maryland.

     IN WITNESS WHEREOF, I have hereunto affixed by signature and the corporate seal of said Company, this 15th day of September 2003.


                                                    /s/ Robert T. Vogler
                                                    ----------------------------
                                                    Robert T. Vogler
                                                    Acting Secretary


     I, Billie J. Swoboda, Vice President of The Corporation Trust Incorporated, hereby consent to The Corporation Trust Incorporated to serve as resident agent of ALLEGHENY ENERGY, INC., effective September 8, 2003.

     The post office address is 300 East Lombard Street, Baltimore, Maryland 21202.


                                          /s/ Billie J. Swoboda
                                          --------------------------------------
                                          Billie J. Swoboda, Vice President
                                          The Corporation Trust Incorporated